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                                                                    EXHIBIT 3.46

             [Restated electronically for SEC filing purposes only]

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        COASTAL RESORTS MANAGEMENT, INC.

         FIRST. The name of the corporation (hereinafter referred to as the "Corporation") is:

                        COASTAL RESORTS MANAGEMENT, INC.

         SECOND. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD. The nature of the business, or objects or purposes to be transacted, promoted or carried on are to manage, lease and sell real property, and to engage in any other lawful activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH. The total number of shares of stock which the Corporation shall have authority to issue and the par value per share and class are as follows:

 CLASS      NUMBER OF SHARES        PAR VALUE PER SHARE
 -----      ----------------        -------------------
Common         100,000                     $0.01

         FIFTH.   The name and mailing address of the incorporator is as
follows:

       Name                         Mailing Address

Elizabeth A. Vaughan              2300 N Street, N.W.
                                 Washington, DC  20037

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The powers of the incorporator are to terminate upon the filing of this
Certificate of Incorporation.

         SIXTH. The name and mailing address of each person who is to serve as an initial director until the first annual meeting of stockholders or until his or her successor is elected and qualified are as follows:

       Name                                           Mailing Address

Joshua N. Freeman                       c/o Carl M. Freeman Associates, Inc.
                                        11325 Seven Locks Road
                                        Potomac, Maryland 20854

Virginia A. Freeman                     c/o Carl. H. Freeman Associates, Inc.
                                        11325 Seven Locks Road
                                        Potomac, Maryland 20854

T. Michael Nally                        c/o Carl N. Freeman Associates, Inc.
                                        11325 Seven Locks Road
                                        Potomac, Maryland 20854

         SEVENTH The business of the Corporation shall be managed by a board of directors. The board of directors shall have the power, unless and to the extent that the board may from time to time by resolution relinquish or modify the power, without the assent or vote of the Stockholders, to make, alter, amend, change, add to, or repeal the bylaws of the Corporation. The number of directors which shall constitute the whole board of directors shall be fixed in the manner provided in the bylaws.

         EIGHTH. The Corporation is to have perpetual existence.

         NINTH. Elections of directors need not be by ballot unless the bylaws of the Corporation shall so provide.

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         TENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute.

         ELEVENTH. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article ELEVENTH shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the Delaware Code (the Delaware General Corporation Law); or (iv) for any transaction from which the director derived an improper personal benefit. In the event that the Delaware General Corporation Law or any successor thereto is amended with respect to the permissible limits of directors' liability, this Article ELEVENTH shall be deemed to provide the fullest limitation on liability permitted under such amended statute. Any repeal or modification of this Article ELEVENTH by the stockholders of the Corporation only shall be applied prospectively, to the extent that such repeal or modification would, if applied retrospectively, adversely affect any limitation on the personal, liability of a director of the Corporation existing immediately prior to such repeal or modification.

         THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that the facts herein stated are true, and, accordingly has hereunto set her hand this 26th day of September, 1996.

                                  /s/ Elizabeth A. Vaughn
                                  -----------------------------
                                  Incorporator

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